SEPARATION AGREEMENT AND RELEASE

      This Separation Agreement and Release (this “Agreement”) is made and entered into as of January 19, 2005 (the “Effective Date”), by and between David C. Gasmire (“Employee”) and Odyssey HealthCare, Inc., a Delaware corporation (the “Company”).

      WHEREAS, Employee and the Company are parties to that certain Amended and Restated Employment Agreement, made and entered into as of February 28, 2002, pursuant to which the Company employed Employee (the “Employment Agreement”), attached as Exhibit A hereto;

      WHEREAS, the Company and Employee have mutually agreed to the termination of the Employment Agreement and Employee’s employment with the Company and its subsidiaries without further obligation of either party under the Employment Agreement (except to the extent that any such obligations are expressly incorporated herein), effective as of October 15, 2004 (the “Termination Date”); and

      WHEREAS, capitalized terms not defined herein shall have meanings given such terms in the Employment Agreement.

      NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, and promises set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Employee and the Company hereby agree as follows:

      1. Termination. The parties hereby represent and warrant that prior to the Termination Date, Employee’s employment relationship with the Company was pursuant to and governed solely by the Employment Agreement. Employee hereby resigns from his employment with the Company effective as of the Termination Date. Employee further agrees to and does hereby resign effective as of the Termination Date from any other appointments or positions which he may hold with the Company or any of its subsidiaries, including his position as a director and/or officer of the Company and each of its subsidiaries. Employee agrees to execute all further documents which the Company may reasonably request of him to effectuate such resignations. Employee hereby waives the Company’s 30-day prior written notice of termination obligation set forth in Section 7.2(d) of the Employment Agreement.

      2. Consideration. In consideration of the Employee’s execution and non-revocation of this Agreement and the covenants and promises contained herein, the Company shall provide to Employee, or in the event of his death, to Employee’s estate or legal representative, the following consideration (the “Consideration”), to which Employee acknowledges he is not otherwise entitled:

      (a) the Company and Employee agree that Employee’s resignation and termination of employment is a “termination without Cause” under the Employment Agreement, thereby entitling Employee to the following:

(i)	for the duration of the Severance Period, bi-weekly payments of $17,692.31, which payments shall be made in accordance with the Company’s customary payroll practices;

(ii)	a pro-rated amount of any annual bonus to which Employee would be entitled for 2004 as previously established by the Compensation Committee subject to the Company achieving certain financial targets previously established by the Compensation Committee for 2004, which shall be paid at the earlier of (1) the date it would have been due if Employee was not terminated, or (2) upon completion of the Severance Period;

(iii)	reimbursement for any COBRA payments actually incurred by Employee during the Severance Period, payable in accordance with the regular expense reimbursement procedures for executives of the Company. Employee shall report COBRA payments actually incurred by Employee by delivering to the Company an expense reimbursement report in the form attached as Exhibit B hereto, accompanied by evidence of payment thereof;

(iv)	for such time period during the Severance Period after which Employee may not participate in COBRA coverage, reimbursement for any payments actually incurred by Employee for health and dental insurance, not to exceed the maximum monthly COBRA reimbursement provided in clause (iii) immediately above. Such reimbursement shall be paid monthly upon delivery by Employee to the Company of an expense reimbursement report in the form attached hereto as Exhibit “B”, accompanied by evidence of payment thereof;

(v)	the Company’s continuing obligations under the Option Agreements (as defined herein) set forth in paragraph 3 of this Agreement; and

(vi)	reimbursement for the cost of Employee’s full medical examination at the Cooper Clinic in Dallas, Texas, provided that such medical examination was completed before the Termination Date.

      (b) the Company shall provide Employee with the general release and covenant not to sue contained in paragraph 5 of this Agreement.

      The Consideration, both in the aggregate and individually, shall be in full satisfaction of all unpaid or outstanding obligations due Employee as a consequence of his employment with the Company, including under the Employment Agreement, through the Termination Date. The amount of Consideration to be paid to Employee pursuant to this paragraph 2 shall be net of any applicable withholding taxes as provided in paragraph 4 of this Agreement.

      3. Stock Options. Employee hereby represents and warrants that, except for the stock option agreements described on Exhibit C hereto (the “Option Agreements”), he is not a party to any stock option, stock appreciation right or similar agreement granting Employee the right to acquire or benefit from the appreciation in value of capital stock of the Company or any of its subsidiaries. The Company acknowledges and agrees that in accordance with the terms of

Section 7.2(d)(iv) of the Employment Agreement, as of the Termination Date all stock options granted to Employee pursuant to the Option Agreements that are not vested as of the Termination Date shall fully vest, and all stock options held by Employee as of the Termination Date shall remain exercisable for a period of two years from and after the Termination Date (notwithstanding anything to the contrary contained in the stock option plans or agreements pursuant to which such stock options were granted); provided, however, that no stock options under the Option Agreements shall vest and become exercisable (to the extent not already vested and/or exercisable) if Employee revokes this Agreement on or before 12:00 midnight, Dallas, Texas time on the seventh day following the Effective Date in accordance with paragraph 28 of this Agreement; provided further that no revocation of this Agreement by Employee shall affect any preexisting rights or vesting Employee may have under the Option Agreements and which rights or vesting survives Employee’s termination of employment under the terms of the Option Agreements.

      4. Taxes. The Consideration together with the Company’s continuing obligations under the Option Agreements set forth in paragraphs 2 and 3 of this Agreement shall be subject to applicable federal, state and local withholding taxes. Employee agrees that, to the extent that any individual federal or state taxes of any kind may be due as a result of any such payment to Employee, Employee shall be solely responsible for such taxes and will indemnify, defend, and hold harmless the Company in the event there is any claim against the Company for such taxes.

      5. General Release and Covenant Not to Sue.

      (a) Employee, on behalf of himself and his family, attorneys, heirs, estate, agents, executors, representatives, administrators and each of their respective successors and assigns (collectively, the “Employee Parties”), hereby generally releases and forever discharges the Company and its predecessors, successors, assigns, parents, subsidiaries and affiliates and each of the foregoing entities’ respective past, present and future shareholders, members, partners, managers, directors, officers, employees, agents, representatives, principals, insurers, attorneys, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any person acting by, through, under or in concert with any of the foregoing entities (collectively, the “Company Parties”) from any and all claims, complaints, charges, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action (“Claims”), known or unknown, of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the Effective Date (including but not limited to any Claims against any of the Company Parties based on, relating to or arising under wrongful discharge, retaliation, breach of contract (whether oral or written), tort, fraud, defamation, slander, breach of privacy, violation of public policy, negligence, promissory estoppel, Title VII of the Civil Rights Act of 1964, The Age Discrimination in Employment Act, The Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, or any other federal, state or local law relating to employment (or unemployment), the payment of wages, salary or other compensation, civil or human rights, or discrimination in employment (based on age or any other factor)) in all cases arising out of or relating to Employee’s employment by the Company or any subsidiary thereof or Employee’s investment in the Company or any subsidiary thereof or his services as an officer or employee of the Company or any subsidiary thereof, or otherwise relating to the termination of such employment or services; provided, however, that this release will not limit or release (i) Employee’s rights under this Agreement or Employee’s rights under the Employment Agreement that survive the Termination Date and are expressly identified and incorporated by reference herein pursuant to paragraph 12, (ii) Employee’s rights to indemnification from any Company Party in respect of his services as a director, officer or employee of a Company Party (or of any entity for which Employee has served in any such capacity or a similar capacity at the request of the Company) as provided by law, that certain Indemnification Agreement dated as of November 30, 2000, by and between the Company and Employee (the “Indemnification Agreement”), the certificates of incorporation or bylaws (or like constitutive documents) of any Company Party or Employee’s rights to payment under any director’s and officer’s liability insurance carried by the Company or the Company Parties from time to time, (iii) subject to the terms of the Employment Agreement, Employee’s rights under any incentive, savings, stock option, equity-based, profit sharing and retirement plans, practices, policies and programs in which Employee participated prior to the Termination Date (collectively, “Investment Plans”) or any agreement entered into to evidence rights granted pursuant to an Investment Plan, (iv) Employee’s entitlement, if any, to continued medical and dental insurance coverage under and pursuant to COBRA, or (v) any rights of Employee under any welfare benefit plan, practice or program provided by the Company (including medical, prescription, dental, short-term and long-term disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in which Employee participated prior to the Termination Date.

      Employee, on behalf of himself and each of the other Employee Parties, hereby covenants forever not to assert, file, prosecute, commence or institute (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable, arbitral or administrative proceeding of any nature, against any of the Company Parties in connection with any released Claims, and represents and warrants that no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his behalf, and that if such a proceeding is initiated, Employee shall accept no benefit therefrom.

      (b) The Company, on its own behalf and on behalf of the other Company Parties, hereby generally releases and forever discharges the Employee Parties from any and all Claims, known or unknown, of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the Effective Date (including but not limited to any Claims based on, relating to or arising under breach of contract (whether oral or written), tort, fraud, defamation, slander, violation of public policy, negligence, promissory estoppel, or any other federal, state or local law relating to employment or discrimination in employment) in all cases arising out of or relating to Employee’s employment by the Company or any subsidiary thereof or Employee’s investment in the Company or any subsidiary thereof or his services as a director, officer or employee of any Company Party (or of any entity for which Employee has served in any such capacity or a similar capacity at the request of the Company), or otherwise relating to the termination of such employment or services; provided, however, that this release will not limit or release (i) the Company’s rights under this Agreement or the Company’s rights under the Employment Agreement that survive the Termination Date and are expressly identified and incorporated by reference herein pursuant to paragraph 11, (ii) the Company’s rights against

Employee with respect to any breach of fiduciary or other legal duties as a director or officer, any fraudulent or criminal activity or any action or conduct that would constitute Cause under the Employment Agreement, (iii) the Company’s rights under the Option Agreements, or (iv) the Company’s rights under any Investment Plan or any agreement entered into to evidence rights granted pursuant to an Investment Plan.

      The Company, on behalf of itself and the other Company Parties, hereby covenants forever not to assert, file, prosecute, commence or institute (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable, arbitral or administrative proceeding of any nature, against any of the Employee Parties in connection with any released Claims, and represents and warrants that no other person or entity has initiated or to the extent within its control, will initiate any such proceeding on its behalf, and that if such a proceeding is initiated, the Company and the other Company Parties shall accept no benefit therefrom.

      6. Cooperation. Employee agrees to cooperate with the Company as reasonably requested by the Company, including by responding to questions, attending depositions, administrative proceedings and court hearings, executing documents, and cooperating with the Company and its accountants and legal counsel with respect to legal and intellectual property matters, business issues, and/or claims, administrative or arbitral proceedings and litigation of which he has or is believed to have personal or corporate knowledge. Employee shall not be required to engage in any activities on behalf of the Company under this Section 6 in excess of ten (10) hours per month or at any time after the end of the Severance Period unless Employee and the Company mutually agree upon compensation to Employee for such services, provided, however, that any such limitation on hours shall not apply to Employee’s activities in connection with any lawsuit or legal proceeding in which Employee is a named party, for as long as Employee is a named party, or the current investigation being conducted by the United States Department of Justice. Employee further agrees, except as required by subpoena or other applicable legal process (after the Company has been given reasonable notice and opportunity to seek relief from such subpoena or other legal process), to maintain, in strict confidence, any information of which he has knowledge regarding current and/or future claims, administrative or arbitral proceedings and litigation, to the extent that such information relates to matters that involve confidential, secret or proprietary information of the Company or its nondisclosure is necessary to preserve attorney-client or work product privileges of the Company. Employee agrees, except as required by subpoena or other applicable legal process (after the Company has been given reasonable notice and opportunity to seek relief from such requirement), not to communicate with any party(ies), their legal counsel or others adverse to the Company in any such claims, administrative or arbitral proceedings or litigation except through the Company’s designated legal counsel to the extent necessary to protect confidential, secret or proprietary information of the Company or to preserve attorney-client and work product privileges of the Company. Employee further agrees to use reasonable efforts to give the Company notice of any and all attempts to compel disclosure of any confidential, secret and proprietary information of the Company, its subsidiaries and affiliates, in such a manner so as to provide the Company with written notice at least five days before disclosure or within three business days after Employee is informed that such disclosure is being or shall be compelled, whichever is earlier. Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure. Employee also shall make himself available at reasonable times and upon reasonable notice to answer questions or provide other information within his possession and requested by the Company relating to the Company, its subsidiaries and/or their respective operations in order to facilitate the smooth transition of Employee’s duties to his successor. The Company shall reimburse Employee for any documented out-of-pocket expenses, including but not limited to travel expenses and reasonable legal fees, reasonably incurred by Employee in complying with this paragraph 6 and as approved by the Company.

      7. Mail. The Company may open and answer, and authorize others to open and answer, all mail communications, and other correspondence addressed to Employee relating to the Company or any of its subsidiaries or affiliates or to Employee’s employment with the Company or any of its subsidiaries or affiliates and Employee shall promptly refer to the Company all inquiries, mail communications, and correspondence received by him relating to the Company or any of its subsidiaries or affiliates or to Employee’s employment with the Company or any of its subsidiaries or affiliates. If any such mail, communications or correspondence received by the Company includes any threat of any claim against Employee personally, the Company shall promptly notify Employee thereof. The Company shall promptly forward to Employee any of Employee’s personal mail, communications or correspondence received by the Company, unopened to the extent it is reasonably ascertained to be of a personal nature.

      8. Company Property. Employee has returned to the Company all tangible Company property in Employee’s possession including, without limitation the laptop computer (IBM Thinkpad T-40, Model No. 2373-94U, Serial No. 99RAG97); provided, however, Employee may retain, without payment of any compensation to the Company the desktop computer (IBM Thinkcenter A-50, Model No. 8183-34U, Serial No. KCBF3Z9) in Employee’s current possession, and Employee may retain all software and data contained in such computer. Employee represents to the Company that there are no data or files on the desktop computer that pertain to Company business.

      9. Notices. Any notice, demand, or communication required, permitted, or desired to be given hereunder, shall be deemed effectively given when personally delivered or mailed by prepaid, certified mail, return receipt requested, addressed as follows:

Employee David C. Gasmire 5504 Wilts Court Plano, Texas 75093	Employer Odyssey HealthCare, Inc. 717 North Harwood, Suite 1500 Dallas, Texas 75201

with a copy to: James T. Drakeley Hiersche Hayward Drakeley & Urbach, P.C. 15303 Dallas Parkway, Suite 700 Addison, Texas 75001	with a copy to: P. Gregory Hidalgo Vinson & Elkins L.L.P. 3700 Trammell Crow Center 2001 Ross Avenue Dallas, Texas 75201

or to such other address or addresses as any party hereto may from time to time specify in writing in a notice given to the other party in compliance with this paragraph 9. Notices shall be deemed given upon the earlier of actual receipt or three days after mailing in accordance with this paragraph 9.

      10. Certain Acknowledgements. Employee acknowledges that he is hereby advised to consult with an attorney before signing this Agreement, and that before entering into this Agreement that he has had the opportunity to consult with any attorney or other advisor of his choice, and has done so, and has not relied in connection herewith on legal counsel for the Company. Employee acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, that he has entered into this Agreement of his own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Agreement other than the terms expressly set forth therein.

      11. Prior Agreements. With the exception of the Option Agreements and the Indemnification Agreement, this Agreement integrates the whole of all agreements and understandings of any sort or character between the parties concerning the subject matter of this Agreement and any other dealings between the parties, and supersedes all prior negotiations, discussions, or agreements of any sort whatsoever relating to the subject matter hereof, or any claims that might have ever been made by one party against any opposing party to this Agreement. There are no representations, agreements, or inducements except as set forth expressly and specifically in this Agreement. Further, all prior employment contracts, including but not limited to the Employment Agreement (except to the extent expressly incorporated by referenced herein pursuant to paragraph 12), between the parties are superseded by this Agreement. There are no unwritten oral or verbal understandings, agreements, or representations of any sort whatsoever, it being stipulated that the rights of the parties shall be governed exclusively by this Agreement.

      12. Survival of Employment Agreement and Stock Option Provisions. The following provisions of the Employment Agreement are incorporated herein by reference, shall survive the Termination Date and shall continue in full force and effect: (a) all definitions in the Employment Agreement; (b) Section 4 (Confidentiality); (c) Section 5 (Item Ownership); and (d) Section 6 (Noncompetition Agreement) insofar as it is applicable with respect to termination of Employee’s employment without Cause pursuant to Section 7.2(d) of the Employment Agreement.

      Subject to the terms of paragraph 3 hereof, each of the Option Agreements shall remain in full force and effect. Nothing contained in this Agreement shall affect any rights of the Employee under the Indemnification Agreement, which shall survive the Termination Date and continue in full force and effect pursuant to its terms.

      Except as specifically described herein, all of the parties’ rights and obligations under the Employment Agreement are extinguished upon the effectiveness of this Agreement.

      13. Nondisparagement:

      (a) Employee expressly acknowledges, agrees and covenants that he will not make any public or private statements, comments or communications in any form, (oral, written or electronic), which could, in any way, constitute libel, slander or false statement regarding any of the Company or Company Parties which has the purpose or effect of harming the business reputation or goodwill of any of the Company or the Company Parties; provided, however, that the terms of this Section 13(a) shall not apply to communications between Employee and his spouse, clergy or attorneys, which are subject to a claim of privilege existing under common law, statute or rule of procedure, nor shall it apply to truthful statements made in response to a court order, subpoena, or judicial process or during the course of any investigation by any law enforcement authority. Where applicable, this covenant applies to any public or private statements, comments or communications in any form (oral, written or electronic), about the Company or the Company Parties’ officers, directors, employees or business or personnel practices. Employee further agrees that he will not in any way solicit any such statements, comments or communications.

      (b) Company expressly acknowledges, agrees and covenants that neither it nor the Company Parties will make any public or private statements, comments or communications in any form (oral, written or electronic), which could, in any way, constitute libel, slander or false statement regarding Employee which has the purpose or effect of harming the business reputation or good will of Employee; provided, however, that the terms of this Section 13(b) shall not apply to communications between Company and Company Parties and their attorneys, which are subject to a claim of privilege existing under statute or rule of procedure, nor shall it apply to truthful statements made in response to a court order, subpoena, or judicial process or during the course of any investigation by any law enforcement authority. Where applicable, this covenant applies to any public or private statements, comments or communications in any form (oral, written or electronic), about Employee. Company further agrees that neither it nor the Company Parties will in any way solicit any such statements, comments or communications.

      14. Modification; Waiver. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which was specifically waived. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

      15. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. Any counterpart of this Agreement that has attached to it separate signature pages which together contain the signature of all parties hereto shall for all purposes be deemed a fully executed original. Facsimile signatures shall constitute original signatures.

      16. Successor and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or the laws of descent or distribution. Any amounts payable under this Agreement to Employee after his death shall be paid to Employee’s estate or legal representative.

      17. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

      18. Mitigation. Employee is not obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement.

      19. Injunctive Relief. Employee acknowledges that money damages would be both incalculable and an insufficient remedy for a breach by Employee of paragraphs 5 and 6 of this Agreement and Sections 4, 5 and 6 of the Employment Agreement and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach by Employee of paragraph 5 or 6 of this Agreement and Section 4, 5 or 6 of the Employment Agreement. The parties agree that the only circumstances in which disputes between them will not be subject exclusively to arbitration pursuant to the provisions in paragraph 29 are in connection with a breach of paragraph 5 or 6 of this Agreement or Section 4, 5 or 6 of the Employment Agreement by Employee.

      20. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OF LAW) AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES.

      21. Choice of Forum. The parties consent to venue in Dallas County, Texas and to the exclusive jurisdiction of competent state courts or federal courts in the state or district in Dallas County, Texas for all litigation which may be brought, subject to the requirement for arbitration in paragraph 29, with respect to the terms of, and the transactions and relationships contemplated by, this Agreement. The parties further consent to the non-exclusive jurisdiction of any state court located within a district which encompasses assets of a party against which a judgment has been rendered for the enforcement of such judgment or award against the assets of such party.

      22. Return of Documents. Employee agrees that, except for this Agreement, the Option Agreements and a copy of the Employment Agreement, all originals and all copies of documents, notices, computer discs, tapes or other tangible information of any sort which he has in his possession or under his custody or control that relate in any manner to his duties at the Company or any its subsidiaries, which are not otherwise available to the public, whether or not made or compiled by him, are the property of the Company or any of its subsidiaries and that he will return any such property to the Company not later than 24 hours after the Effective Date. Employee agrees that he will not retain any copies of such matter. The materials required to be returned pursuant to this paragraph 22 shall not include personal correspondence that does not relate to the Company, its subsidiaries or any of its business.

      23. No Rights to Additional Compensation and Future Employment. Except as expressly provided in this Agreement, neither the Company nor any of its predecessors, parents, successors, assigns or affiliates shall have any further obligation to Employee in connection with the Employment Agreement or Employee’s employment by the Company or any of its subsidiaries, including, but not limited to, severance, compensation (including but not limited to deferred compensation, employment contracts, stock options, bonuses and commissions), health insurance, life insurance, disability insurance, club dues, vehicle allowances, vacation pay, sick pay and any similar obligations.

      Employee acknowledges and agrees that he does not possess any rights or claims to future employment with the Company or any of its subsidiaries and affiliates after the Termination Date. The Company and Employee also acknowledge and agree that this Agreement is in full settlement and satisfaction of all duties, rights and obligations arising under the Employment Agreement and that the Employment Agreement is hereby terminated, except as set forth in paragraph 12 hereof.

      24. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

      25. Third Party Beneficiaries. Except as provided in paragraph 16 of this Agreement, this Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto

      26. Construction. This Agreement shall be deemed drafted equally by all the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, or sections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural, (b) “and” and “or” are each used both conjunctively and disjunctively, (c) “any,” “all,” “each,” or “every” means “any and all, and each and every,” (d) “includes” and “including” are each “without limitation,” and (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection. As used herein, the term “affiliate” shall have the meaning given such term in Rule 405 promulgated under the Securities Act of 1933.

      27. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including attorneys fees and expenses) incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses.

      28. Execution. Employee understands that he has 21 days to consider this Agreement, (which Employee agrees is a reasonable amount of time) before executing it, although Employee may execute this Agreement before the 21 days’ period expires. In addition, Employee understands that he may revoke this Agreement within seven days after Employee has signed this Agreement by delivery of a written notice to the Company, attn: [insert name and address], within the seven-day period. This Agreement shall not become effective or enforceable, and the Consideration set forth in this Agreement shall not be paid, until after the expiration of this seven day period without revocation by Employee. At its option, the Company may require, as a condition of Employee receiving the Consideration set forth in this Agreement, Employee to confirm in writing that he has not revoked this Agreement during the seven day period. Employee’s acceptance of any of the Consideration or his exercise of any stock options that were unvested as of the Termination Date shall constitute his acknowledgment that he did not revoke this Agreement during this seven day period.

      29. Arbitration. Except as otherwise provided in paragraph 18, in the event any claim, demand, cause of action, dispute, controversy or other matter in question (“Arbitration Claim”), arises out of this Agreement, or the Employment Agreement and its termination, or termination of Employee’s employment, then, upon the written request of Employee or the Company, such dispute or controversy will be submitted to binding arbitration. Any arbitration will be conducted in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA or the FAA does not apply, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or other rules of the AAA as applicable to the Arbitration Claims asserted. The results of arbitration will be binding and conclusive on the parties hereto. All parties agree that venue for arbitration will be in Dallas County, Texas. If Employee is the prevailing party, then Employee will be entitled to reimbursement by the Company for reasonable attorneys’ fees, reasonable costs and other reasonable expenses pertaining to the arbitration. All proceedings conducted pursuant to this paragraph 28 will be kept confidential by all parties. THE ARBITRATORS SHALL HAVE NO AUTHORITY TO AWARD PUNITIVE DAMAGES UNDER ANY CIRCUMSTANCES (WHETHER IT BE EXEMPLARY DAMAGES, TREBLE DAMAGES, OR ANY OTHER PENALTY OR PUNITIVE TYPE OF DAMAGES). REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER TEXAS LAW, EMPLOYEE AND THE COMPANY EACH HEREBY WAIVE THE RIGHT, IF ANY, TO RECOVER PUNITIVE DAMAGES IN CONNECTION WITH ANY ARBITRATION CLAIMS. EMPLOYEE AND THE COMPANY ACKNOWLEDGE THAT BY SIGNING THIS AGREEMENT EMPLOYEE AND THE COMPANY ARE WAIVING ANY RIGHT THAT EMPLOYEE OR THE COMPANY MAY HAVE TO A JURY TRIAL OR, OTHER THAN AS EXPRESSLY PROVIDED BY

PARAGRAPH 19, A TRIAL BEFORE A JUDGE IN CONNECTION WITH, OR RELATING TO, AN ARBITRATION CLAIM.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by an officer thereof thereunto duly authorized, and Employee has hereunto set his hands, as of the day and year first above written.

ODYSSEY HEALTHCARE, INC.
By:	/s/ Richard R. Burnham
Name:	Richard R. Burnham
Title:	President and Chief Executive Officer

By:	/s/ David C. Gasmire
Name:	DAVID C. GASMIRE

Date: January 19, 2005